EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1825 Contacts: Media Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713

Date: Aug. 1, 2003

GEORGIA-PACIFIC ANNOUNCES EXCHANGE OFFER FOR UNREGISTERED SENIOR NOTES

           ATLANTA -- Georgia-Pacific Corp. (NYSE:GP) today commenced an offer to exchange its new 8.875 percent senior notes due 2010 and 9.375 percent senior notes due 2013 that have been registered under the Securities Act of 1933 for all of its outstanding 8.875 percent senior notes due 2010 and 9.375 percent senior notes due 2013, respectively, that originally were issued by the company in January under Rule 144A and Regulation S of the Securities Act of 1933. The terms of the new notes are substantially identical to the original notes, except that transfer restrictions and registration rights applicable to the original notes will not apply to the new notes.

           The exchange offer will expire at 5 p.m., Eastern time, Aug. 29, unless extended. Tenders of original notes must be made on or prior to the expiration of the exchange offer and may be withdrawn at any time on or prior to the expiration of the exchange offer.

           Copies of the prospectus and other documents describing the terms of the exchange offer, including the related transmittal materials for use in making tenders, may be obtained from the exchange agent, The Bank of New York, 101 Barclay Street, Floor 7E, New York, N.Y. 10286, (212) 815-3687.

           This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any securities of Georgia-Pacific. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and the letter of transmittal that the company is distributing to holders of the original notes and filing with the Securities and Exchange Commission.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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